Exhibit 99.1


       OraLabs Announces Amendment to a Material Definitive Agreement with
                        Partner Success Holdings Limited


      PARKER, Colo.--(BUSINESS WIRE)--July 25, 2006--On July 20, 2006, OraLabs Holding Corp (NASDAQ: OLAB) ("OraLabs" or the "Company") entered into a First Amendment, (the "Amendment") to the Stock Exchange Agreement dated March 31, 2006 (the "Agreement") with Partner Success Holdings Limited ("PSHL") and Mr. Wo Hing Li, sole shareholder of PSHL (the "Shareholder"). The material terms of the Amendment provide that:

      OraLabs, Inc. (the "Subsidiary") will pay certain tax liabilities that result to the Company from the transfer to Gary H. Schlatter of the Subsidiary in consideration for the redemption by the Company of all its shares of common stock owned by Mr. Schlatter. The payment will be made by the Subsidiary's purchase of up to 100,000 shares of common stock from the Company for cash, plus any additional funds necessary to cover the specified tax liability.
      A separate Tax Indemnity Agreement, which is attached as an exhibit to the Amendment, will govern all matters concerning determinations of the amount of the Spinoff Tax Liability (as defined in the Amendment) that occur after the closing.
      OraLabs, PSHL and the Shareholder agree that a new Indemnification Agreement, which is attached as an exhibit to the Amendment, replaces and supersedes the Prior Indemnification Agreement (defined in the Amendment).
      OraLabs, PSHL and the Shareholder agree to reincorporate the Company's domicile from Colorado to Delaware upon approval by the shareholders of the Company.
      In connection with reincorporation the parties agree, upon obtaining shareholder approval, to increase the Company's authorized shares of common stock from 25,000,000 to up to 200,000,000.

      The foregoing summary of the terms and conditions of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment that is included in a Form 8-K to be filed by the Company.

      Forward-Looking and Cautionary Statements

      Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission. The Company can offer no assurance that the Agreement, as amended, discussed in this press release will close on the terms described above, if at all.


    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com